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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 16, 2005

                             Euronet Worldwide, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                0-22167               74-2806888
         (State or other          (Commission          (I.R.S. Employer
         jurisdiction of          File Number)       Identification No.)
         incorporation)

                             4601 College Boulevard
                              Leawood, Kansas 66211
                (Address of principal executive office)(Zip Code)

                                 (913) 327-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))




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Item 8.01  Other Events

      On March 16, 2005, Euronet Worldwide, Inc. ("Euronet") acquired substantially all of the assets of the Spanish prepaid wireless company Telerecarga S.A. ("Telerecarga"), located in Madrid, Spain. The acquisition was made pursuant to the terms of an Asset Purchase Agreement entered into on the same date. The acquired assets consist principally of contract rights, intellectual property, and goodwill. The purchase price was Euro 38 million with Euro 23 million being paid at closing on March 16, 2005 through the assumption of a like amount of liabilities of Telerecarga. Subject to fulfillment of certain conditions that Euronet expects will be met, the remaining Euro 15 million will be payable on May 4, 2005 through the assumption of approximately Euro 2.4 million in liabilities and a payment in cash of Euro 12.6 million. The acquired business distributes prepaid wireless airtime and other prepaid products through approximately 10,000 POS terminals in Spain. The purchase agreement provides that the purchase of assets was effective as of 00:01 o'clock on March 15, 2005. As part of the transaction, Euronet also obtained non-competition agreements from Telerecarga and the sole shareholder of Telerecarga. Neither Euronet nor any of its affiliates has any material relationship with Telerecarga or any of its shareholders other than in respect of the Asset Purchase Agreement and the transactions contemplated thereby.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    EURONET WORLDWIDE, INC.


                                    By: /s/ Jeffrey B. Newman
                                        ---------------------
                                        Jeffrey B. Newman
                                        Executive Vice President

Date:  March 22, 2005